Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-265842) and Form S-8 (Nos. 333-255682, 333-265971, and 333-270104) of FTC Solar, Inc. of our report dated March 15, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Austin, Texas

March 15, 2024